Exhibit 99.3
Health Management, Inc.
4250 Veterans Memorial Highway
Suite 400 West
Holbrook, NY 11741
Tel: 516-981-0034
Fax: 516-981-0801

FOR IMMEDIATE RELEASE

                    HEALTH MANAGEMENT, INC. ISSUES UPDATE ON
              FINANCIAL RESTATEMENTS AND THIRD QUARTER 1996 RESULTS

Holbrook, NY April 15,1996... Health Management, Inc. ("HMI")(NNM: HMISE) today announced that it will release financial results for the fiscal third quarter ended January 31, 1996 by April 26. In addition, the Company said the restatement of earnings for the first and second quarters of 1996, as well as the fourth quarter of fiscal 1995, will also be completed by April 26.

As previously announced, the Company expects that it will report, before any onetime write-offs, a year to date profit for the first nine months of fiscal 1996. The Company also expects that fiscal year 1995 will continue to be profitable even after the restatements.

Additionally, the Company during the first week of April paid its regularly scheduled principal and interest payments due on its long-term debt.

The Company's cost reduction efforts are continuing and include the decision to consolidate its Long Island, NY corporate administrative functions to HMI's offices located in Buffalo Grove, Illinois. The Company expects to save in excess of $500,000 annually from these efforts. This is incremental to the previously announced savings of over $1 million from other cost reduction efforts. In addition, the Company's search for a CEO is continuing and the Company hopes to finalize its selection by the end of the month.

The Company has been served with shareholder lawsuits seeking unspecified damages resulting from matters disclosed in the February, 1996 press releases. The Company has retained counsel to defend these lawsuits and intends to respond appropriately.

Health Management, Inc. is a national provider of integrated health management services to patients with chronic medical conditions and to health care professionals, drug manufacturers and third-party payers involved in their care.

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For additional information:

Diane Perry, Joseph Kist or Ruth Markowitz (Analysts)            Mark      Danes
(Media)
212-704-8293/212-704-8239/212-704-4451                 212-704-4464